Exhibit 4.4
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of Delaware law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our certificate of incorporation and our bylaws.

In addition to the summary of our capital stock that follows, we encourage you to review our Amended and Restated Certificate of Incorporation, as amended, or the Restated Certificate of Incorporation, and our By-laws, copies of which are incorporated by reference as exhibits to this Annual Report on Form 10-K.
General
     We have two classes of capital stock authorized:

51,500,000 shares of ommon stock, $1.00 par value, of which 24,061,568 shares were issued and 23,709,407 shares were outstanding at December 31, 2019; and

1,000,000 shares of preferred stock, $0.001 par value, none of which were issued and outstanding at December 31, 2019.
Common Stock
Preemptive Rights
     The holders of the common stock do not have preemptive or other rights to subscribe for additional shares of our capital stock or any security convertible into such shares.
Dividend Rights and Restrictions
The holders of common stock are entitled to receive, when, as, and if declared by the Board of Directors, dividends out of funds legally available, payable in cash, stock, or otherwise.
Liquidation Rights
     In the event of liquidation, dissolution, or voluntary or involuntary winding up of Stewart, the holders of the common stock are entitled to share ratably in the distribution of all assets of Stewart remaining after the payment of debts and expenses.
Voting Rights
     Common stock holders have the exclusive right to vote for the election of directors and for all other purposes. Each holder of common stock is entitled to one vote for each share of stock on all matters voted on by our stockholders. No holder of common stock has the right of cumulative voting at any election of directors.
Preferred Stock
     The Board of Directors is authorized to establish, from the authorized shares of preferred stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Each such class or series of preferred stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of Stewart (by means of a merger, tender offer, proxy contest or otherwise). The issuance of preferred stock to persons friendly to the Board of Directors could also make it more difficult to remove incumbent directors or management from office even if such a change would be favorable to our stockholders generally.

Anti-Takeover Provisions
     Certain provisions in our Restated Certificate of Incorporation and By-laws may make it less likely that our management would be changed or that someone would acquire voting control of Stewart without the consent of our Board of Directors. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or other takeover proposals that might allow stockholders to receive premiums over the market price of their common stock.
Issuance of Preferred Stock
     As discussed above, the Board of Directors could use, under certain circumstances, the preferred stock as a method of discouraging, delaying or preventing a change of control of Stewart (by means of a merger, tender offer, proxy contest or otherwise).
Advance Notice Requirements for Director Nominations
     Our stockholders may nominate candidates for our Board of Directors; however, a stockholder must follow the advance notice procedures described in our By-laws. In general, a stockholder must submit a written notice of the nomination to our Corporate Secretary not less than ninety (90) days nor more than one-hundred and twenty (120) days prior to the anniversary of the immediately preceding annual meeting.
Directors’ Ability to Amend By-laws
     Our Board of Directors may adopt, amend or repeal our By-laws, subject to limitations under Delaware law.
Additional Authorized Shares of Common Stock
     Additional shares of authorized common stock available for issuance under our Restated Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control of Stewart.
Special Meeting of Stockholders
     The By-laws provide that special meetings of stockholders may be called only by our Chairman of the Board, Chief Executive Officer, Board of Directors, or at the request in writing of stockholders owning twenty-five percent (25%) or more of the entire capital stock of Stewart issued and outstanding and entitled to vote. Such provisions, together with the other anti-takeover provisions described in this section, also could have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of Stewart.
Delaware Anti-Takeover Law
     Under Section 203 of the Delaware General Corporation Law, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (1) the corporation has elected in its certificate of incorporation or by-laws not to be governed by the Delaware anti-takeover law (Stewart has not made such an election), (2) either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the stockholder became an interested stockholder, (3) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (4) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own.
     The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

     The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporations or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation’s voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of Stewart.
Transfer Agent
     The Transfer Agent and Registrar for the common stock is Computershare, and its address is P.O. Box 505000, Louisville, KY 40233-5000.